EXHIBIT 99.1

SUMMARY OF KEY TERMS:

BETWEEN ANTELOPE VALLEY – EAST KERN WATER AGENCY (“AVEK”) AND FENNER GAP MUTUAL WATER COMPANY. (“FGMWC”)

MAY 24TH, 2023

1.	AVEK is a wholesale water agency that supplies supplemental water to various communities, retail water suppliers, and agricultural customers within its service area.

2.	AVEK is a State Water Project contractor and is a Board Member of the Watermaster for the Antelope Valley groundwater adjudication.

3.

FGMWC is a California Mutual Water Company, formed in accordance with California Public Utilities Code §2701 and §2706 and authorized to convey and deliver water to its shareholders at cost. However, AVEK is not a member or shareholder of FGMWC.

4.

FGMWC holds the right  the right to extract and deliver 50,000 acer-feet per year of groundwater conserved over a 50-year period under the San Bernardino County court validated Groundwater Management, Monitoring and Mitigation Plan (GM3P).

5.

Cadiz Real Estate Inc, owns a 30-inch 220-mile pipeline, originating at Cadiz with its terminus at Wheeler Ridge that it may make available for use to convey water to beneficial uses (“Northern Pipeline”) by direct delivery and exchange.

6.

Fenner Valley Water Authority, a California Joint Powers Agency(“FVWA”), is responsible for the design, permitting, management and operation of the Northern Pipeline. However, AVEK is not a member of FVWA.

7.	AVEK’s service area is intersected by, and its existing facilities are geographically located adjacent to the Northern Pipeline.

8.

AVEK is geographically located to potentially facilitate the wheeling and exchange of  water supplies made available by FGMWC to among other water suppliers and disadvantaged communities in need of reliable water supplies, provided that the wheeling or exchange does not negatively affect AVEK’s operation or customers in accordance with applicable law and no direct deliveries shall be made within AVEK’s boundary or service area without AVEK’s consent.

9.

AVEK will cooperate with FVWA and FGMWC to analyze the feasibility of wheeling or exchanging the  conserved water supply at no cost to AVEK. FGMWC shall deposit funds with AVEK for all costs associated with said cooperation.

10.

FGMWC will indemnify AVEK, as a state agency, or as the Court appointed Board member of the Antelope Valley Watermaster, from any liability incurred by being sued directly or joined as an indispensable party to a lawsuit against Cadiz, FGMWC and FVWA brought by a third-party plaintiff or other governmental regulatory board or functionary.

11.	This Summary of Key Terms is non-binding and creates no obligation on any party hereto.

12.

The actions contemplated herein are subject to AVEK’s full exercise of discretion under CEQA to complete environmental review, consider environmental impacts and to approve or disapprove a project or action, and to undertake or require mitigation measures or alternatives revealed in environmental review prepared in accordance with CEQA.  The Parties reserve discretion to amend agreements as prudent, necessary, and convenient.

ANTELOPE VALLEY EAST KERN WATER AGENCY	FENNER GAP MUTUAL WATER COMPANY
By: /s/ Matt Knudson Name: Matt Knudson	By: /s/ Scott S. Slater Name: Scott S. Slater
Title: General Manager	Title: President
Date: May 24, 2023	Date: May 24, 2023